Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.             Name of Corporation: R & A Productions, Inc.

2.             The articles have been amended as follows:

The Company has authorized 10,000,000 (Ten Million) shares of Preferred Stock with a par value of $.001 per share and a capitalization of $10,000.00

The Company has authorized 75,000,000 (Seventy Five Million) shares of Common Stock with a par value of $.001 per share with a capitalization of $75,000.00

3.             The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52%.

4. Effective date of filing: 4-11-11

5. Signature: /s/ Hector Medina